Exhibit 99.1

McCLATCHY NAMES CRAIG I. FORMAN TO SUCCEED PATRICK J. TALAMANTES

AS PRESIDENT AND CEO OF McCLATCHY

SACRAMENTO, Calif., Jan. 25, 2017 – McClatchy (NYSE-MNI) announced today that Craig I. Forman, a current member of McClatchy’s Board of Directors, has succeeded Patrick J. Talamantes as the company’s president and chief executive officer.

Forman, 55, is a private investor and entrepreneur with a strong track record in both digital technology and journalism. He has served as the executive chairman of Where.com Inc. and Appia Inc. and previously held executive roles with Yahoo!, Time Warner, Infoseek, and Dow Jones. Forman served in senior leadership roles at Earthlink from 2006 to 2009, including as president of the company’s $1 billion consumer access and audience business. He will remain on McClatchy’s board.

Kevin McClatchy, the chairman of McClatchy’s board, said Forman has the knowledge, experience and perspective needed to lead McClatchy into the future at a critical time for journalism.

“Craig is a clear-eyed realist, but also an optimist, and he has the energy we need to drive us forward,” McClatchy said. “I’ve worked closely with Craig on the board, and he has played an instrumental role in guiding the board and focusing on our digital transformation. He has also come to know the extraordinary people who work at McClatchy, so he is well positioned to dive into this work.”

Forman began his career as a reporter and bureau chief for the Wall Street Journal, where he was part of the reporting team whose coverage of the Persian Gulf War was a finalist for the 1991 Pulitzer Prize in International Journalism.

“McClatchy has a storied history of journalistic integrity, and I’m honored and energized by the opportunity to help shepherd it into the future,” Forman said. “Through three years on the board of the company, I know that no team anywhere has a better understanding of the challenges facing the print newspaper economic model. But we have an incredible team at McClatchy, dedicated to serving our customers and our neighbors from Sacramento to Miami and in dozens of communities in between. I’m thrilled to join them in the day-to-day work of running the company and using technology as a catalyst for growth.”

Forman holds an undergraduate degree in public and international affairs from Princeton University and earned a master's degree in law from Yale University. He will work from McClatchy’s corporate headquarters in Sacramento.

Talamantes, 52, was named McClatchy’s president and chief executive officer in 2012 after serving for 11 years as the company’s chief financial officer.

“We appreciate the leadership and integrity Pat demonstrated to the company as CEO and, before that, as CFO,” said McClatchy. “It’s been a pleasure and honor for the board and for the McClatchy family to work with him, as we know it has been for McClatchy’s employees. Pat led our Company through turbulent times and, because of his great efforts, we are coming off a year of strong growth in audience and digital advertising revenue. Pat has well positioned the Company for the future and was specifically instrumental in preparing for this next chapter. We are all grateful for and better because of his service.”

About McClatchy

McClatchy is the publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 29 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Additional Information

Statements in this press release regarding future financial and operating results, including our strategies for success and their effects, our real estate monetization efforts, the future of CB, revenues, and management’s efforts with respect to cost reduction efforts and efficiencies, cash expenses, revenues, adjusted EBITDA, debt levels, interest costs and creation of shareholder value as well as future opportunities for the company and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; we may not be successful in the reducing debt whether through tenders offers, open market repurchase programs or other negotiated transactions; transactions, including sales of real estate properties or transactions related to strategic alternatives for its investments, may not close as anticipated or result in cash distributions in the amount or timing anticipated; McClatchy may not successfully implement audience strategies designed to increase audience revenues and may experience decreased audience volumes or subscriptions; McClatchy may experience diminished revenues from retail, classified, national and direct marketing advertising; McClatchy may not achieve its expense reduction targets including efforts related to legacy expense initiatives or may do harm to its operations in attempting to achieve such targets; McClatchy’s operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; an inability to fully implement and execute its share repurchase plan; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company’s publicly filed documents, including the company’s Annual Report on Form 10-K for the year ended Dec. 27, 2015, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

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Contact:	Elaine Lintecum, VP Finance and CFO 916-321-1846 elintecum@mcclatchy.com